EXHIBIT 10.2

                     AMENDMENT NO. 1 TO AGREEMENT OF MERGER


         THIS AMENDMENT NO. 1 TO AGREEMENT OF MERGER ("Amendment") is made and entered into March 25, 1997, between HEALTH AND RETIREMENT PROPERTIES TRUST ("HRPT"), a Maryland real estate investment trust, with its principal office located in Newton, Massachusetts and GOVERNMENT PROPERTY INVESTORS, INC. ("GPI"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Washington, D.C.

                                     RECITAL


         HRPT and GPI entered into an Agreement of Merger dated February 17, 1997 ("Merger Agreement"). HRPT and GPI desire to amend the Merger Agreement.

         Capitalized terms not defined in this Agreement shall have the meanings given therefor in the Merger Agreement.

         NOW THEREFORE, it is agreed:

         1. All references in Section 1.6 of the Merger Agreement to March 31, 1997 shall be references to March 25, 1997, and the penultimate sentence of Section 1.6 is deleted in its entirety and the following substituted therefor:

                           "Any  difference  between the Pro Forma Balance Sheet
                  and the consolidated balance sheet of GPI and its Subsidiaries as of March 25, 1996, confirmed by Ernst & Young LLP which would have affected the determination of the Aggregate Closing Consideration shall be an adjustment to the number of HRPT Common Shares first issued after the Closing Date pursuant to
                  Section 8.3 or 8.4, or to the Second Closing Consideration if an insufficient number of HRPT Common Shares are issued pursuant to Section 8.3 or 8.4."


         2.       The last  sentence of Section 1.80 of the Merger  Agreement is
                  deleted  in  its  entirety  and  the   following   substituted
                  therefor:

                    "The Second Closing Consideration may be subject to adjustment as provided in Sections 1.6, 6.9, 8.3 and 8.10."

         3.       Section  6.9  of  the  Merger   Agreement   provides  for  the
                  contribution of the contracts and agreements listed on Disclosure Schedule 6.9 to GPH. If, after the Closing Date, GPI is able to effect a reduction in the amounts GPH would be obliged to expend with respect to items 8 and 9 on Disclosure
                  Schedule 6.9, and provides HRPT evidence of such reduction reasonably satisfactory to HRPT, the Second Closing Consideration will be increased by an amount equal to such reduction.




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         4.       Section  6.12  of  the  Merger  Agreement  is  deleted  in its entirety and the following substituted therefor:

                           "GPI will take all action required in connection with
                  its liquidation and dissolution to ensure (i) that GPI will continue to be qualified as a "real estate investment trust" through December 31, 1997 and (ii) that each GPI Subsidiary will continue to be qualified as a "qualified REIT subsidiary" through the Effective Time, whether such action by GPI is required to be taken before or after December 31, 1997 or the Effective Time, as the case may be."

         5. Section 6.17 of the Merger Agreement is deleted in its entirety and the following substituted therefor:

                           "The  Parties  agree  that any and all  disputes  and
                  disagreements arising out of or relating to this Agreement, other than actions or claims for injunctive relief or claims raised in actions or proceedings brought by third parties, shall be resolved through negotiations or, if the dispute is not so  resolved,  through  binding  arbitration  conducted in
                  Boston, Massachusetts under the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures, with the following amendments to those rules. First, the Parties agree that in no event shall the arbitration from commencement to issuance of an award take longer than 180 days. Second, the Parties agree that the arbitration tribunal shall consist of three arbitrators and that the Parties elect not to have the optional appeal procedure provided for in Rule 23. Third, in lieu of the depositions permitted in Rule 15(E) and (F) the Parties agree that the only depositions shall be (1) a single deposition to last no longer than one six-hour day that each Party may take of the opposing Party or an individual under the control of the opposing Party and (2) no more than three depositions by each Party limited to witnesses who will not be available to testify at the hearing, each such deposition to last no longer than one six- hour day. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof."

         6. Section 8.3(b) of the Merger Agreement is deleted in its entirety and the following substituted therefor:

                           "(b) San Diego  Premises.  If  completion  of the San
                  Diego Premises in accordance with the plans and specifications therefor shall not have occurred and the obligations to pay rent of both tenants under the Development Property Leases in effect with respect to the San Diego Premises shall not have commenced by the Closing Date, the Aggregate Closing
                  Consideration shall be reduced by $1,063,264. Upon (x) the 30th day after substantial completion of the San Diego Premises in accordance with the plans and specifications therefor, (y) the transfer to HRPT of the developer partner's interest and (z) the novation of the Development Property Leases in effect with respect to the San Diego Premises in favor of an HRPT Subsidiary, HRPT will issue GPI a number of HRPT Common Shares with an aggregate value (with each such HRPT Common Share valued at the Merger Price) equal to $1,063,264 less all amounts funded or anticipated to be funded in

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                  connection  with the punch list items by HRPT at or subsequent to Closing to complete the San Diego Premises in accordance with the plans and specifications therefor, including, without limitation, any amounts paid to retire indebtedness or to third party partners, together with interest thereon from the date advanced by HRPT through the date of issuance of the HRPT Common Shares pursuant to this Section 8.3(b) at an annual rate equal to 7.4%. If the aggregate amount so funded by HRPT (including the interest thereon) exceeds $1,063,264, one-half
                  such  excess  shall  be  deducted  from  the  Second   Closing
                  Consideration."

         7. Schedule 9.2 to the Merger Agreement is deleted in its entirety and Schedule 9.2 attached to this Amendment is substituted therefor.

         8. The first paragraph of Section 11.10 of the Merger Agreement is deleted in its entirety and the following substituted therefor:

                           "The Merger  shall be  governed  by Maryland  Law and
                  otherwise, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. This Agreement supersedes all negotiations, agreements and understandings between the Parties with respect to the subject matter of this Agreement (including, without limitation, the Term Sheet dated January 7, 1997, between GPI and HRPT and the Confidentiality Agreement dated May 17, 1996, between GPI and HRPT) and constitutes the entire agreement between the Parties to this Agreement."

         9. In all other respects the Merger Agreement continues in full force and effect and unmodified.


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         EXECUTED under seal as of the date first above written.

                                    HEALTH AND RETIREMENT PROPERTIES TRUST



                                    By: /s/ David J. Hegarty


                                    GOVERNMENT PROPERTY INVESTORS, INC.



                                    By:/s/ Mark Levin



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